SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

EntrepeneurShares Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

396 Washington St.
Suite 385
Wellesley Hills, Massachusetts 02481

Telephone Number (including area code):

781-239-4446

Name and Address of Agent for Service of Process:

Joel Shulman
Weston Capital Advisors, LLC
396 Washington St.
Suite 385
Wellesley Hills, Massachusetts 02481

Check Appropriate Box:

The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

Yes           [X]                                No           [_]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Babson Park and State of Massachusetss on the 2nd day of July, 2010.

ENTREPENEURSHARES SERIES TRUST (Name of Registrant) By: /s/ Joel Shulman Joel Shulman, Trustee